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FOR IMMEDIATE RELEASE

January 27, 2012

Company:	Dominion

Contacts:
Media:	Ryan Frazier (804) 819-2521, c.ryan.frazier@dom.com Bill Hall (804) 819-2040, bill.hall@dom.com
Analysts:	Corynne Arnett (804) 819-2384, corynne.arnett@dom.com Nathan Frost (804) 819-2187, nathan.j.frost@dom.com

DOMINION ANNOUNCES 2011 EARNINGS

• Full-year 2011 operating earnings of $3.05 per share
• Full-year 2011 GAAP earnings of $2.45 per share
• Fourth-quarter 2011 operating earnings of 58 cents per share
• Fourth-quarter 2011 GAAP earnings of 35 cents per share
• Company introduces 2012 operating earnings guidance of $3.10 to $3.35 per share
• Conference call scheduled for 10 a.m. EST today

RICHMOND, Va. – Dominion (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended Dec. 31, 2011, of $1.41 billion ($2.45 per share), compared with reported earnings of $2.81 billion ($4.76 per share) for the same period in 2010.

Operating earnings for the 12 months ended Dec. 31, 2011, amounted to $1.75 billion ($3.05 per share), compared to operating earnings of $1.97 billion ($3.34 per share) for the same period in 2010. Operating earnings are defined as reported (GAAP) earnings adjusted for certain items.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the board of directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Business segment results and detailed descriptions of items included in 2011 and 2010 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“For Dominion, 2011 was a year of significant accomplishments.  We completed several major capital projects in our strategic growth plan and made significant progress in the construction of several others.  We delivered operating earnings per share within our guidance range in the face of a sluggish, yet improving economy, weak commodity prices and mild weather, particularly in the fourth quarter.  The structural factors that will drive earnings growth remain in place, and we continue to expect operating earnings growth of 5 to 6 percent annually.

“In our Generation segment, the 590-megawatt Bear Garden combined cycle gas facility began commercial operation during the second quarter of 2011.  The 585-megawatt Virginia City Hybrid Energy Center is nearing completion and is scheduled for operation in the middle of this year.  Representing the next phase of our generation expansion plan, the Warren County 3-on-1 combined cycle plant with approximately 1,300 megawatts of capacity is moving forward.  The Virginia State Corporation Commission held a hearing on the certificate of public convenience (CPCN) in December.  Pending regulatory approvals, construction is expected to begin in the spring.

“At our Dominion Virginia Power segment, two major 500-kilovolt (kV) electric transmission projects came online in the first half of the year, Meadow Brook to Loudoun in Northern Virginia and Carson to Suffolk in Southeastern Virginia.  The Mount Storm-to-Doubs 500-kV transmission line modernization is on track and is expected to be placed in service in 2015.  Our electric transmission development pipeline remains robust and includes more than 40 projects scheduled for completion over the next five years.

“At Dominion Energy, the growth program at our natural gas infrastructure business continues to be fueled by the vast Marcellus and Utica Shale formations.  Construction of our Appalachian Gateway project, a project designed to transport natural gas produced in West Virginia and Pennsylvania, began last summer and should be in service later this year.  Construction of Phase I of the Natrium gas processing and fractionation plant, with access to both the Marcellus and the Utica Shales, is moving forward and scheduled to be in service in December.

“We expect 2012 operating earnings in the range of $3.10 to $3.35 per share.  Incorporated in this guidance, compared to 2011, are the anticipated benefits of higher revenues from our rider projects, sales growth in our electric service area and reductions in operating expenses, primarily offset by lower merchant generation margins.

“Our Board of Directors affirmed the dividend policy set in December 2010 to target a dividend payout ratio of approximately 60 percent to 65 percent of expected earnings and established an annual dividend rate for 2012 of $2.11 per share of common stock, up from $1.97 per share in 2011, a 7 percent increase.  The Board recently declared a first-quarter dividend of 52.75 cents per share of common stock.  All dividend declarations are subject to Board of Directors’ approval.”

Full-year 2011 operating earnings compared to 2010

The decrease in full-year 2011 operating earnings per share as compared to full-year 2010 operating earnings per share is primarily attributable to lower merchant generation margins and lower weather-related sales in our regulated electric service territory.  Positive factors for the year were higher FERC transmission equity returns, rate adjustment clause earnings and lower operation and maintenance expenses.

Fourth-quarter 2011 operating earnings compared to 2010

Fourth-quarter 2011 operating earnings per share were lower versus fourth-quarter 2010 operating earnings per share.  Negative drivers for the quarter were lower weather-related sales in our regulated electric service territory and lower merchant generation margins. Partially offsetting these negatives were higher rate adjustment clause earnings and lower operation and maintenance expenses.

Complete details of fourth-quarter 2011 and full-year operating earnings as compared to fourth-quarter and full-year 2010 can be found on Schedule 4 of this release.

First-quarter 2012 operating earnings guidance

Dominion expects first-quarter 2012 operating earnings in the range of 85 cents per share to $1.00 per share as compared to first-quarter 2011 operating earnings of 93 cents per share.  Positive factors for the first quarter of 2012 compared to the same period of the prior year include anticipated higher rate adjustment clause earnings and growth in our electric service territory.  Negative factors for the quarter include lower merchant generation margins.  GAAP earnings for the first quarter of 2011 were 82 cents per share.

Later this morning, the company will publish a detailed 2012 Guidance Kit on Dominion’s website at www.dom.com/investors.

In providing its first-quarter and full-year 2012 operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, divestitures or changes in accounting principles.  At this time, Dominion management is not able to estimate the impact, if any, of these items on reported earnings.  Accordingly, the company is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

Conference call today

Dominion will host its fourth-quarter earnings conference call at 10 a.m. EST on Friday, January 27. Dominion management will discuss its 2011 financial results and other matters of interest to the financial community.

Domestic callers should dial (866) 710-0179. The passcode for the conference call is “Dominion.”  International callers should dial (334) 323-9872.  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and the Earnings Release Kit will be available on the company’s investor information page at www.dom.com/investors.

A replay of the conference call will be available beginning about 1 p.m. EST January 27 and lasting until 11 p.m. EST February 3.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-7226.  The PIN for the replay is 48937408.  Additionally, a replay of the webcast will be available on the company’s investor information page by the end of the day January 27.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 28,000 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline and 6,300 miles of electric transmission lines.  Dominion operates the nation's largest natural gas storage system with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company's website at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for first-quarter and full-year 2012 which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, fluctuations in energy-related commodity prices, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, the receipt of regulatory approvals for, and timing of, planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects within the terms and timeframes initially anticipated.  Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds and major storms on operations, the risk associated with the operation of nuclear facilities, unplanned outages of Dominion’s generation facilities, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, political and economic conditions, industrial, commercial and residential growth or decline in Dominion’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, changes in federal and state tax laws, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters, the risk of hostile cyber intrusions and other uncertainties.  Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Schedule 1 - Segment Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended December 31,
	2011	2010	Change
Earnings:
Dominion Virginia Power	$112	$115	$(3)
Dominion Energy	153	122	31
Dominion Generation	117	203	(86)
Corporate and Other	(48)	(74)	26
OPERATING EARNINGS	$334	$366	$(32)
Items excluded from operating earnings 2, 3	(133)	(68)	(65)
REPORTED EARNINGS 1	$ 201	$298	$(97)

Common Shares Outstanding (average, diluted)	571.2	582.1

Earnings Per Share (EPS):
Dominion Virginia Power	$0.20	$0.20	$ -
Dominion Energy	0.27	0.21	0.06
Dominion Generation	0.20	0.35	(0.15)
Corporate and Other	(0.09)	(0.13)	0.04
OPERATING EARNINGS	$0.58	$0.63	$(0.05)
Items excluded from operating earnings 2	(0.23)	(0.12)	(0.11)
REPORTED EARNINGS 1	$0.35	$0.51	$(0.16)

(millions, except earnings per share)	Twelve months ended December 31,
	2011	2010	Change
Earnings:
Dominion Virginia Power	$501	$448	$53
Dominion Energy	521	475	46
Dominion Generation	1,003	1,291	(288)
Corporate and Other	(271)	(243)	(28)
OPERATING EARNINGS	$1,754	$1,971	$(217)
Items excluded from operating earnings 2, 4	(346)	837	(1,183)
REPORTED EARNINGS 1	$1,408	$2,808	$(1,400)

Common Shares Outstanding (average, diluted)	574.6	590.1

Earnings Per Share (EPS):
Dominion Virginia Power	$0.87	$0.76	$0.11
Dominion Energy	0.91	0.80	0.11
Dominion Generation	1.74	2.19	(0.45)
Corporate and Other	(0.47)	(0.41)	(0.06)
OPERATING EARNINGS	$3.05	$3.34	$(0.29)
Items excluded from operating earnings 2	(0.60)	1.42	(2.02)
REPORTED EARNINGS 1	$2.45	$4.76	$(2.31)

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)	Items excluded from operating earnings are reported in Corporate and Other segment. Refer to Schedules
2 and 3 for details, or find "GAAP Reconciliation" on Dominion's website at www.dom.com/investors.
3)	Pre-tax amounts for the current period and the prior period are ($255) million and ($25) million, respectively.
4)	Pre-tax amounts for the current period and the prior period are ($605) million and $1.759 billion, respectively.

Schedule 2 - Reconciliation of 2011 Operating Earnings to Reported Earnings

2011 Earnings (twelve months ended December 31, 2011)

The net effects of the following items, all shown on an after-tax basis, are included in 2011 reported earnings, but are excluded from operating earnings:

•	$178 million of impairment charges related to certain utility ($139 million) and merchant ($39 million) coal-fired power stations.
•	$59 million of restoration costs associated with Hurricane Irene.
•	$39 million net loss from operations at our Kewaunee nuclear merchant power station, which is being marketed for sale.
•	$34 million impairment of excess emission allowances resulting from a new EPA air pollution rule.
•	$21 million of severance costs and other charges resulting from expected closings of our Salem Harbor and State Line merchant generation plants.
•	$19 million net charge in connection with the Virginia Commission’s final ruling associated with its biennial review of Virginia Power’s base rates for 2009-2010 test years.
•	$13 million of earthquake related costs, largely related to inspections following the safe shutdown of reactors at our North Anna nuclear power station.
•	$14 million benefit related to litigation with the Department of Energy for spent nuclear fuel-related costs at Millstone nuclear power station.
•	$3 million net benefit related to other items.

(millions, except per share amounts)	1Q11	2Q11	3Q11	4Q11	YTD 2011	2
Operating earnings	$541	$338	$541	$334	$1,754
Items excluded from operating earnings (after-tax):
Impairment of generation assets	(39)			(139)	(178)
Hurricane Irene costs			(74)	15	(59)
Kewaunee operations	(19)	(1)	(12)	(7)	(39)
Emission allowances impairments			(34)		(34)
Charges related to merchant generation plant closings		(11)	(10)		(21)
Impact of Virginia Power biennial review order				(19)	(19)
Earthquake costs			(13)		(13)
Recoverable spent nuclear fuel-related costs		14			14
Other items	(4)	(4)	(6)	17	3
Total items excluded from operating earnings (after-tax) 1	(62)	(2)	(149)	(133)	(346)
Reported net income	$479	$336	$392	$201	$1,408
Common shares outstanding (average, diluted)	580.5	575.2	571.2	571.2	574.6
Operating earnings per share	$0.93	$0.59	$0.95	$0.58	$3.05
Items excluded from operating earnings (after-tax)	(0.11)	(0.01)	(0.26)	(0.23)	(0.60)
Reported earnings per share	$0.82	$0.58	$0.69	$0.35	$2.45

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
Items excluded from operating earnings:	1Q11	2Q11	3Q11	4Q11	YTD 2011
Impairment of generation assets	(55)			(228)	(283)
Hurricane Irene costs			(121)	25	(96)
Kewaunee operations	(32)	(5)	(19)	(10)	(66)
Emission allowances impairments			(57)		(57)
Charges related to merchant generation plant closings		(17)	(16)		(33)
Impact of Virginia Power biennial review order				(31)	(31)
Earthquake costs			(21)		(21)
Recoverable spent nuclear fuel-related costs		24			24
Other items	6	(8)	(29)	(11)	(42)
Total items excluded from operating earnings	($81)	($6)	($263)	($255)	($605)

2)	YTD 2011 EPS may not equal sum of quarters due to share count differences.

Schedule 3 – Reconciliation of 2010 Operating Earnings to Reported Earnings

2010 Earnings (Twelve months ended December 31, 2010)

The net effects of the following items, all shown on an after-tax basis, are included in 2010 reported earnings, but are excluded from operating earnings:

•	$1.4 billion net benefit resulting from the sale of our Appalachian E&P operations, primarily reflecting the gain on the sale, partially offset by certain transaction costs and other related charges.
•	$206 million after-tax charge related to our work-force reduction program, primarily reflecting severance pay and other benefits to affected employees.
•	$155 million net loss from Peoples discontinued operations, primarily reflecting the loss on the sale recorded in February 2010.
•	$127 million of impairment charges related to certain merchant generation facilities.
•	$57 million charge related to health care legislation changes, eliminating the tax deduction for a portion of retiree prescription drug costs.
•	Impact of interim tax expense provision resulting from the impact of items excluded from operating earnings on our 2010 estimated annual effective tax rate.
•	$1 million net expense related to other items.

	(millions, except per share amounts)	1Q10	2Q10	3Q10	4Q10	YTD 2010	2
	Operating earnings	$576	$426	$603	$366	$1,971
	Items excluded from operating earnings (after-tax):
	Items related to the sale of Appalachian E&P operations	14	1,387		(18)	1,383
	Work force reduction program	(206)				(206)
	Peoples discontinued operations	(149)	2		(8)	(155)
	Impairment of merchant generation assets		(95)		(32)	(127)
	Healthcare reform legislation - Medicare Part D tax impact	(57)				(57)
	Interim tax provision	(16)	53	(24)	(13)	0
	Other items	12	(12)	(4)	3	(1)
	Total items excluded from operating earnings (after-tax) 1	(402)	1,335	(28)	(68)	837
	Reported net income	$174	$1,761	$575	$298	$2,808
	Common shares outstanding (average, diluted)	600.9	591.4	586.4	582.1	590.1
	Operating earnings per share	$0.96	$0.72	$1.03	$0.63	$3.34
	Items excluded from operating earnings (after-tax)	(0.67)	2.26	(0.05)	(0.12)	1.42
	Reported earnings per share	$0.29	$2.98	$0.98	$0.51	$4.76

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
	Items excluded from operating earnings:	1Q10	2Q10	3Q10	4Q10	YTD 2010

	Items related to the sale of Appalachian E&P operations	20	2,405			2,425
	Work force reduction program	(338)				(338)
	Peoples discontinued operations	(137)	3			(134)
	Impairment of merchant generation assets		(163)		(31)	(194)
	Other items	20	(20)	(6)	6	0
	Total items excluded from operating earnings	($435)	$2,225	($6)	($25)	$1,759

2)	YTD 2010 EPS may not equal sum of quarters due to share count differences.

Schedule 4 - Reconciliation of 2011 Earnings to 2010

Preliminary, unaudited	Three Months Ended		Twelve Months Ended
(millions, except EPS)	December 31,		December 31,
	2011 vs. 2010		2011 vs. 2010
	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Dominion Virginia Power
Regulated electric sales:
Weather	($21)	($0.04)	($43)	($0.07)
Other	3	0.00	10	0.02
FERC transmission equity return	12	0.02	44	0.07
Storm damage and service restoration - distribution operations	2	0.00	9	0.02
Other O&M expenses	11	0.02	28	0.05
Retail energy marketing operations	(8)	(0.01)	6	0.01
Other	(2)	0.00	(1)	(0.01)
Share accretion	---	0.01	---	0.02
Change in contribution to operating earnings	($3)	$0.00	$53	$0.11

Dominion Energy
Gas distribution margin	($7)	($0.01)	$5	$0.01
Gas transmission margin	6	0.01	15	0.03
Producer Services margin	12	0.02	18	0.03
Other O&M expenses	13	0.02	11	0.02
Gas and Oil - disposed operations	0	0.00	(17)	(0.03)
Other	7	0.01	14	0.02
Share accretion	---	0.01	---	0.03
Change in contribution to operating earnings	$31	$0.06	$46	$0.11

Dominion Generation
Regulated electric sales:
Weather	($41)	($0.07)	($91)	($0.16)
Other	17	0.03	59	0.10
Rate Adjustment Clause equity return	5	0.01	30	0.05
Merchant generation margin	(128)	(0.22)	(288)	(0.50)
Outage costs	11	0.02	(11)	(0.02)
Kewaunee 2010 earnings	0	0.00	(19)	(0.03)
Other O&M expenses	53	0.09	71	0.12
Interest expense	(4)	(0.01)	(15)	(0.02)
Other	1	0.00	(24)	(0.03)
Share accretion	---	0.00	---	0.04
Change in contribution to operating earnings	($86)	($0.15)	($288)	($0.45)

Corporate and Other
Change in contribution to operating earnings	$26	$0.04	($28)	($0.06)

Change in consolidated operating earnings	($32)	($0.05)	($217)	($0.29)

Change in items excluded from operating earnings 1	($65)	($0.11)	($1,183)	($2.02)

Change in reported earnings (GAAP)	($97)	($0.16)	($1,400)	($2.31)

1)	Refer to Schedules 2 and 3 for details of items excluded from operating earnings, or find "GAAP Reconciliation"
on Dominion's website at www.dom.com/investors.